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                                                                    EXHIBIT 2(b)

                    AMENDMENT TO ARTICLES OF INCORPORATION OF
                   McINTOSH BANCSHARES, INC. - APRIL 23, 1998






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                                  AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                            McINTOSH BANCSHARES, INC.

         McIntosh Bancshares, Inc. hereby executes these Amendments to its Articles of Incorporation and delivers the amended Amendments to the Articles of Incorporation to the Secretary of State for filing and certification is provided by the Georgia Business Corporation Code.

         1. The name of the corporation is McIntosh Bancshares, Inc.
         2. The text of each amendment adopted is as follows:

            (a) Paragraph 5 of the Articles of Incorporation of the Company is deleted in its entirety and the following new paragraph 5 is substituted in lieu thereof:

                "5. The Board of Directors of the corporation shall consist of not less than five nor more than 25 persons and shall be divided into three classes: Class I, Class II, and Class III which shall be as nearly equal in number as possible. The exact number of directors in each class shall be set by the Board of Directors or resolution of the shareholders adopted at the annual meeting of shareholders by the affirmative vote of a majority of the shares represented at the annual meeting. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of shareholders in 1999, each initial director in Class II shall hold office until the annual meeting in 2000, and each initial director in Class III shall hold office until the annual meeting of shareholders in 2001. Directors in all classes shall be elected at the annual meeting of shareholders in 1998. At each annual shareholders meeting held thereafter, directors shall be chosen for a term of three years, as the case may be, to succeed those whose terms expire. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

                The maximum number of directors may be increased or decreased from time to time by amendment to this article; provided however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. In the event of any increase or decrease in the authorized number of directors, each director then serving shall continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office for cause or death. Newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to maintain such classes as nearly equal as possible; provided however, that there shall be no additional directors elected by the Board until the next meeting of shareholders called for the purpose of electing directors. Each director shall serve until the

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expiration of his term and his successor is elected unless he should earlier resign, retire, be disqualified, die or be removed for cause as provided by law."

            (b) The following new paragraph 8 is added to the Articles of Incorporation of the Company:

                "8. (a) No share exchange, merger, consolidation, sale, lease, transfer, exchange or other disposition (in one transaction or in a series of related transactions) (a "Business Combination") which has the effect of all or substantially all of the assets of the Corporation or any of its affiliates being transferred to or owned by another corporation, person or entity where the transferee is the surviving entity shall be authorized unless the Business Combination is approved at a shareholders meeting called for that purpose by the affirmative vote of the holders of two-thirds (2/3) of all classes of stock entitled to vote for the election of directors.

                    (b) The Articles of Incorporation of the Company may not be amended unless the amendment is approved at a shareholders meeting called for that purpose, by the affirmative vote of the holders of two-thirds (2/3) of all classes of stock entitled to vote for the election of directors."

         3. The foregoing amendments to the Articles of Incorporation of the Company were adopted on April 23, 1998.

         4. The foregoing amendments were duly approved by the shareholders in accordance with the provisions of O.C.G.A. ss.14-2-1003.

         IN WITNESS WHEREOF, McIntosh Bancshares, Inc. has executed these Articles of Amendment to its Articles of Incorporation by and through its duly authorized officers, this _____ day of April, 1998.

                                            McINTOSH BANCSHARES, INC.


                                            BY:
                                                --------------------------------
                                                                       President

                                            ATTEST:
                                                    ----------------------------
                                                                       Secretary